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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Newman                          Steven                A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)


     12701 Fair Lakes Circle, Suite 550
--------------------------------------------------------------------------------
                                    (Street)

    Fairfax                          Virginia            22033
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol


     Xybernaut Corporation ("XYBR")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

     April 29, 2003
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                      President and Chief Operating Officer
--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                           6.
                                                              4.                          5.               Owner-
                                   2A.                        Securities Acquired (A) or  Amount of        ship
                                   Deemed      3.             Disposed of (D)             Securities       Form:       7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)         Beneficially     Direct      Nature of
                    2.             Date, if    Code           --------------------------  Owned Follow-    (D) or      Indirect
1.                  Transaction    any         (Instr. 8)                (A)              ing Reported     Indirect    Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price    Transactions     (I)         Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)              (Instr. 3 and 4) (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                                                                   358,981       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.01 par value                                                                   100,000       I            (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of(D)                                    Amount  ative   Following In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  Trans-    direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     actions   (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $0.51  4/29/03               A      250,000        (3)    4/29/13  Stock     250,000         250,000   D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $3.00  4/10/96                                    Immed.  4/10/06  Stock     50,000          33,333    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $2.6125 1/2/97                                     Immed.  1/2/07   Stock     50,000          38,278    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $4.3125 8/28/98                                    Immed.  8/28/08  Stock     10,000          10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $1.5625 8/28/99                                    Immed.  8/28/09  Stock     10,000          10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $1.78  9/10/99                                    Immed.  9/10/09  Stock     31,750          31,750    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $1.375  10/1/99                                    Immed.  10/1/09  Stock     300,000         288,389    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $4.0938 12/3/99                                    Immed.  12/3/09  Stock     100,000         100,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share       $4.813  1/1/01                                     Immed.  10/20/10 Stock     50,000          50,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $2.23  4/24/01                                    Immed.  4/24/11  Stock     300,000         300,000   D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $2.23  12/31/01                                   Immed.  12/31/11 Stock     195,541         195,541   D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $2.23  12/31/01                                   Immed.  12/31/11 Stock     44,843          44,843    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $2.21  1/16/02                                    Immed.  1/16/12  Stock     10,000          10,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $0.24  10/25/02                                     (4)   10/25/12 Stock     15,000          15,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
purchase
Common Stock,
$.01 par
value per                                                                       Common
share        $0.61  12/17/02                                  12/17/03 12/17/12 Stock     10,000          10,000    D
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1) 100,000 shares beneficially owned by an irrevocable trust established by the Reporting Person for the benefit of his children. The Reporting Person disclaims beneficial ownership of these shares.
(2) Exercise price will equal the average closing price of the shares on December 31, 2002.
(3)  Vests as to 125,000 shares on each of December 31, 2003 and 2004.
(4) 10,000 shares currently exercisable; Vests as to 5,000 shares on October 24, 2003.


/s/ Steven A. Newman                                         05/01/2003
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
Steven A. Newman

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                     Page 2 of 2